Exhibit 3.2

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GESCHÄFTSORDNUNG DES AUFSICHTSRATS DER JUMIA TECHNOLOGIES AG - FASSUNG VOM 8. FEBRUAR 2019 -	RULES OF PROCEDURE FOR THE SUPERVISORY BOARD OF JUMIA TECHNOLOGIES AG - AS OF 8 FEBRUARY 2019 -

Der Aufsichtsrat der Jumia Technologies AG (die „Gesellschaft“, die Gesellschaft zusammen mit ihren Konzernunternehmen nachfolgend auch das „Unternehmen“) hat sich mit Beschluss vom 8. Februar 2019 gemäß § 11 Abs. 1 der Satzung die folgende Geschäftsordnung gegeben.

The Supervisory Board of Jumia Technologies AG (the “Company”, the Company together with its group companies hereinafter also the “Enterprise”) has adopted the following Rules of Procedure pursuant to Section 11 para. 1 of the Articles of Association by resolution dated 8 February 2019.

§ 1 ALLGEMEINE BESTIMMUNGEN	SECTION 1 GENERAL PROVISIONS

(1) Der Aufsichtsrat berät und überwacht den Vorstand regelmäßig bei der Leitung des Unternehmens. Er ist in Entscheidungen von grundlegender Bedeutung für das Unternehmen einzubinden.	(1) The Supervisory Board regularly advises and supervises the Management Board in its management of the Enterprise. It shall be involved in decisions of fundamental importance for the Enterprise.

(2) Der Aufsichtsrat führt seine Geschäfte nach den anwendbaren Vorschriften der Gesetze, der Satzung und dieser Geschäftsordnung. Er arbeitet zum Wohle des Unternehmens eng und vertrauensvoll mit den übrigen Organen der Gesellschaft, insbesondere dem Vorstand zusammen.	(2)

The Supervisory Board conducts its business in accordance with applicable law, the Company’s Articles of Association and these Rules of Procedure. It cooperates closely in an atmosphere of trust with the other bodies of the Company, especially with the Management Board in the best interest of the Enterprise.

§ 2 MITGLIEDSCHAFT IM AUFSICHTSRAT	SECTION 2 MEMBERS OF THE SUPERVISORY BOARD

(1) Der Aufsichtsrat hat am 8. Februar 2019 die folgenden Ziele für seine Zusammensetzung festgelegt:	(1) As of 8 February 2019, the Supervisory Board has specified the following goals for its composition:

(a) Qualifikationen. Die Mitglieder des Aufsichtsrats müssen insgesamt über die zur erfolgreichen Wahrnehmung ihrer Aufgaben erforderlichen Kenntnisse, Fähigkeiten und fachlichen Erfahrungen verfügen.	(a) Qualifications. The members of the Supervisory Board, taken together, must have the required knowledge, abilities and professional experience required to successfully complete their tasks.

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(b)   Diversity. Es soll bei der Bestimmung der Zusammensetzung des Aufsichtsrats auch auf Vielfalt (Diversity) geachtet werden. Insbesondere soll eine angemessene Anzahl an Frauen für Sitze im Aufsichtsrat berücksichtigt werden. Bis zum 31. Dezember 2019 soll ein (1) Mitglied des Aufsichtsrats weiblich sein und bis zum 31. Dezember 2023 sollen drei (3) der Mitglieder des Aufsichtsrats weiblich sein. Vor Ablauf des 31. Dezember 2023 und danach mindestens alle fünf Jahre soll der Aufsichtsrat die angemessene Beteiligung von Frauen im Aufsichtsrat überprüfen und eine neue angemessene Zielgröße für die Beteiligung von Frauen im Aufsichtsrat für höchstens die nächsten fünf Jahre festlegen.

(b)   Diversity. Diversity shall also be considered when determining the composition of the Supervisory Board. In particular, an appropriate number of women shall be considered for positions on the Supervisory Board. Until 31 December 2019, one (1) member of the Supervisory Board shall be female and until 31 December 2023, three (3) of the members of the Supervisory Board shall be female. Prior to 31 December 2023 and at least every five years thereafter, the Supervisory Board shall review the appropriate participation for women on the Supervisory Board and shall determine an appropriate target for the share of women on the Supervisory Board for, at most, the upcoming five years.

(c)   Unabhängigkeit. Dem Aufsichtsrat soll insgesamt eine nach seiner Einschätzung angemessene Anzahl unabhängiger Mitglieder angehören. Ein Aufsichtsratsmitglied ist insbesondere dann nicht als unabhängig anzusehen, wenn es in einer persönlichen oder einer geschäftlichen Beziehung zu der Gesellschaft, deren Organen, einem kontrollierenden Aktionär oder einem mit diesem verbundenen Unternehmen steht, die einen wesentlichen und nicht nur vorübergehenden Interessenkonflikt begründen kann.

(c)   Independence. The Supervisory Board shall, taken as a whole, comprise of, in its own estimation, an adequate number of independent members. A Supervisory Board member is not to be considered independent in particular if he/she has personal or business relations with the Company, its executive bodies, a controlling shareholder or an enterprise affiliated with the latter which may cause a substantial and not merely temporary conflict of interests.

(d)   Finanzexperte; Sektorkenntnisse. Mindestens ein Mitglied des Aufsichtsrats muss über Sachverstand auf den Gebieten Rechnungslegung oder Abschlussprüfung verfügen; die Mitglieder des Aufsichtsrats müssen in ihrer Gesamtheit mit dem Sektor, in dem die Gesellschaft tätig ist, vertraut sein (§ 100 Abs. 5 AktG).

(d)   Financial expert; sector expertise. At least one Supervisory Board member must have expert knowledge in the field of accounting or auditing; the members of the Supervisory, taken together, must be familiar with the sector the Company is operating in (Section 100 para. 5 of the German Stock Corporation Act (AktG)).

(e)   Altersgrenze und Regelgrenze der Amtszeit. Zur Wahl in den Aufsichtsrat sollen in der Regel nur Personen vorgeschlagen werden, die im Zeitpunkt der Wahl das siebzigste Lebensjahr noch nicht vollendet haben und regelmäßig noch nicht 12 Jahre oder länger Mitglieder des Aufsichtsrats waren.

(e)   Age limit and regular time limit of membership. Persons having reached the age of seventy at the time of their election or, as a rule, having been a member of the Supervisory Board for 12 years or longer should not be proposed as candidates.

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(2)	Vorstandsmitglieder der Gesellschaft dürfen vor Ablauf von zwei Jahren nach dem Ende ihrer Bestellung als Vorstandsmitglied nicht Mitglied des Aufsichtsrats der Gesellschaft werden, es sei denn ihre Wahl erfolgt auf Vorschlag von Aktionären, die mehr als 25 % der Stimmrechte der Gesellschaft halten. Im letzteren Fall soll der Wechsel in den Aufsichtsratsvorsitz eine der Hauptversammlung zu begründende Ausnahme sein. Dem Aufsichtsrat sollen nicht mehr als zwei ehemalige Mitglieder des Vorstands der Gesellschaft zur gleichen Zeit angehören.	(2)

Management Board members of the Company shall not become Supervisory Board members of the Company within two years following the end of their appointment to the Management Board, unless they are appointed upon a motion presented by shareholders holding more than 25% of the voting rights in the Company. In the latter case, the appointment as chairperson of the Supervisory Board shall be an exception to be justified to the General Meeting. No more than two former members of the Company’s Management Board shall serve concurrently as members of the Supervisory Board.

(3)

Der Aufsichtsrat wird bei der Festsetzung der Vorstandsvergütung die Empfehlungen des Deutschen Corporate Governance Kodex berücksichtigen, insbesondere das Verhältnis der Vorstandsvergütung zur Vergütung des oberen Führungskreises und der Belegschaft insgesamt, auch in deren zeitlichen Entwicklung. Der Aufsichtsrat wird darauf achten, dass die neu zu vereinbarende Vergütung des Vorstands insgesamt und hinsichtlich ihrer variablen Vergütungsteile betragsmäßige Höchstgrenzen aufweist. Die neu zu vereinbarende variablen Vergütungsteile hinsichtlich der Vorstandsvergütung sind vom Aufsichtsrat auf anspruchsvolle, relevante Vergleichsparameter zu beziehen.

		(3)

When determining the compensation of the Management Board, the Supervisory Board will take into account the recommendations of the German Corporate Governance Codex, in particular the relationship between the compensation of the Management Board and that of the senior management and the staff overall, particularly in terms of its development over time. The Supervisory Board will make sure that any newly agreed upon compensation of the Management Board shall be capped, both overall and for individual compensation components. The newly agreed upon variable compensation components of the Management Board compensation are to be related to demanding, relevant comparison parameters by the Supervisory Board.

(4)	Ein Aufsichtsratsmitglied, das außerdem dem Vorstand einer börsennotierten Gesellschaft angehört, soll neben seinem/ihrem Aufsichtsratsmandat in der Gesellschaft nicht mehr als zwei weitere Aufsichtsratsmandate in börsennotierten Gesellschaften oder in Aufsichtsgremien von Gesellschaften, die vergleichbare Anforderungen stellen, wahrnehmen, die nicht der Gruppe derjenigen Gesellschaft angehören, in der die Vorstandstätigkeit ausgeübt wird.	(4)

Any Supervisory Board member who also is a Management Board member of a listed company shall not, besides his/her Supervisory Board mandate in the Company, accept more than two additional supervisory board mandates in listed companies or mandates with similar requirements that are not part of the group of the company in which the management board activity is performed.

(5)	Aufsichtsratsmitglieder sollen keine Organfunktionen oder Beratungsaufgaben bei wesentlichen Wettbewerbern des Unternehmens wahrnehmen.	(5)	Supervisory Board members shall not exercise directorships or similar positions or advisory tasks for material competitors of the Company.

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(6)	Die in Abs. 1 vom Aufsichtsrat für seine Zusammensetzung festgelegten Ziele, die Empfehlungen des jeweils aktuellen Deutschen Corporate Governance Kodex und die gesetzlichen Bestimmungen zur Zusammensetzung des Aufsichtsrats sind bei Vorschlägen an die Hauptversammlung zur Wahl von Aufsichtsratsmitgliedern zu berücksichtigen.	(6)

The goals set forth by the Supervisory Board in para. 1, the recommendations of the German Corporate Governance Code, as amended, and the legal requirements for the composition of the Supervisory Board shall be taken into account when proposals for the election of Supervisory Board members are made to the General Meeting.

(7)	Jedes Aufsichtsratsmitglied achtet darauf, dass ihm/ihr für die Wahrnehmung seines/ihres Mandats ausreichend Zeit zur Verfügung steht.	(7) Every Supervisory Board member shall take care that he/she has sufficient time to perform his/her mandate.

(8)	Der Aufsichtsrat soll sich für seine Vorschläge zur Wahl neuer Aufsichtsratsmitglieder an die Hauptversammlung bei dem jeweiligen Kandidaten vergewissern, dass er den zu erwartenden Zeitaufwand zur Erfüllung des künftigen Amtes aufbringen kann.	(8)

When proposing to the General Meeting the election of new members of the Supervisory Board, the Supervisory Board shall satisfy itself that the respective candidates are capable of devoting the expected amount of time required to perform their prospective mandates.

§ 3 RECHTE UND PFLICHTEN DER AUFSICHTSRATSMITGLIEDER		SECTION 3 MEMBERS’ RIGHTS AND OBLIGATIONS

(1)	Die Mitglieder des Aufsichtsrats haben die gleichen Rechte und Pflichten, sofern das Gesetz, die Satzung oder diese Geschäftsordnung nichts anderes bestimmen. An Aufträge und Weisungen sind sie nicht gebunden.	(1)

All members of the Supervisory Board have equal rights and duties unless otherwise determined by relevant legal provisions, the Articles of Association or these Rules of Procedure. They are not bound by mandates or directives.

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(2)

Die Mitglieder des Aufsichtsrats haben über vertrauliche Angaben und Geheimnisse der Gesellschaft, namentlich Betriebs- und Geschäftsgeheimnisse, die ihnen durch ihre Tätigkeit im Aufsichtsrat bekannt werden, Stillschweigen zu bewahren. Darüber hinaus haben die Aufsichtsratsmitglieder über die ihnen bei ihrer Tätigkeit als Aufsichtsratsmitglied bekannt gewordenen sonstigen Tatsachen, deren Offenbarung die Interessen des Unternehmens beeinträchtigen könnte, Dritten gegenüber Stillschweigen zu bewahren. Diese Verpflichtung zur Verschwiegenheit gilt insbesondere für vertrauliche Berichte und Beratungen, insbesondere Angelegenheiten, die in Sitzungen des Aufsichtsrats besprochen werden, die Stimmabgabe und die Stellungnahme sowie persönliche Äußerung der einzelnen Aufsichtsratsmitglieder. Die Verpflichtung zur Verschwiegenheit besteht auch nach Beendigung des Amts der Mitglieder des Aufsichtsrats. Jedes Mitglied des Aufsichtsrats stellt sicher, dass die von ihm eingeschalteten Mitarbeiter diese Verschwiegenheitspflicht in gleicher Weise einhalten. Personen, die gemäß § 109 AktG zulässigerweise an Sitzungen des Aufsichtsrats teilnehmen, sind zur Verschwiegenheit ausdrücklich zu verpflichten.

(2)

The members of the Supervisory Board shall be obliged to preserve the confidentiality of confidential information and Company secrets (especially business and trade secrets) to which they gain access in their capacity as members of the Supervisory Board. Furthermore, the members of the Supervisory Board are obliged not to disclose to third parties any other facts which they obtain in their capacity as members of the Supervisory Board, if the disclosure of such facts could affect the interests of the Enterprise. This confidentiality obligation applies especially to confidential reports and consultations, particularly matters debated in board meetings, the casting of votes and the opinion as well as personal statements of members of the Supervisory Board. This confidentiality obligation continues to apply after members of the Supervisory Board have left office. Each member of the Supervisory Board shall ensure that the staff members employed by her/him observe the confidentiality obligation accordingly. Persons who are permitted to attend meetings of the Supervisory Board pursuant to Section 109 AktG shall be expressly bound to this confidentiality obligation.

(3)

Beabsichtigt ein Mitglied des Aufsichtsrats, Informationen, deren Mitteilung nicht offensichtlich zulässig ist, an Dritte weiterzugeben, so hat es vorher den Aufsichtsratsvorsitzenden zu unterrichten, um etwa zutage tretende Meinungsverschiedenheiten über die Geheimhaltungspflicht zu beseitigen. Wenn der Aufsichtsratsvorsitzende der Bekanntgabe nicht zustimmt, hat der Aufsichtsratsvorsitzende die übrigen Mitglieder des Aufsichtsrats hiervon zu unterrichten und eine unverzügliche Stellungnahme des Aufsichtsrats herbeizuführen. Bis zu dieser Stellungnahme hat das betreffende Aufsichtsratsmitglied über die ihm/ihr durch sein Amt bekannt gewordenen Tatsachen Stillschweigen zu bewahren.

(3)

If a member of the Supervisory Board intends to disclose information (other than information obviously permitted to be disclosed) to third parties, he/she shall inform the Chairperson of the Supervisory Board in advance to settle any difference in opinion concerning the obligation to maintain secrecy. If the Chairperson does not agree to the disclosure, the Chairperson shall inform the other members of the Supervisory Board and cause a statement of position of the Supervisory Board to be made without undue delay. Until this statement is made, the relevant member of the Supervisory Board shall observe secrecy regarding the facts which became known to him/her in his/her capacity as member of the Supervisory Board.

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(4)

Alle Mitglieder des Aufsichtsrats sind bei ihrem Ausscheiden aus dem Amt verpflichtet, sämtliche Unterlagen wie Schriftstücke, Korrespondenzen, elektronische Dokumente und Dateien, Aufzeichnungen sowie alle anderen Dokumente, die sich auf Angelegenheiten des Unternehmens beziehen und die sich in ihrem Besitz befinden, unverzüglich an den Aufsichtsratsvorsitzenden, oder, wenn der Vorsitzende ausscheidet, dessen Nachfolger, zu übergeben. Diese Verpflichtung erstreckt sich auch auf Duplikate und Fotokopien. Kopien von elektronischen Dateien und Dokumenten sind auf Verlangen des Vorsitzenden oder, wenn der Vorsitzende ausscheidet dessen Nachfolger, unverzüglich zu vernichten. Den Mitgliedern des Aufsichtsrats steht kein Zurückbehaltungsrecht an derartigen Unterlagen zu.

		(4)

At the end of their respective membership on the Supervisory Board, each member of the Supervisory Board is obliged to hand over without undue delay all documents in his/her possession such as correspondence, electronic documents and data files, records and any other documents relating to the affairs of the Enterprise to the Chairperson of the Supervisory Board, or, in the event the Chairperson leaves, to his/her successor. This obligation does also apply for duplicates and photocopies. Any copies of electronic data files and documents must be destroyed without undue delay at the request of the Chairperson or, in the event the Chairperson leaves, his/her successor. The members of the Supervisory Board have no right to retain any of these documents.

(5)	Die Mitglieder des Aufsichtsrats beachten die Verhaltensmaßstäbe über die Sicherstellung der kapitalmarktrechtlichen Compliance (Richtlinie zur Kapitalmarkt-Compliance) in deren jeweils aktuellsten Fassung.	(5)	Each member of the Supervisory Board shall comply with the rules set forth in the most up-to-date version of the code of conduct for capital market compliance (Capital Markets Compliance Guidelines).

§ 4 INTERESSENSKONFLIKTE		SECTION 4 CONFLICT OF INTERESTS

(1)	Jedes Mitglied des Aufsichtsrats ist dem Unternehmensinteresse verpflichtet. Es darf bei seinen Entscheidungen weder persönliche Interessen verfolgen noch Geschäftschancen, die dem Unternehmen zustehen, für sich nutzen.	(1)

Each member of the Supervisory Board is obliged to act in the best interest of the Enterprise. No member of the Supervisory Board may pursue personal interests in his/her decisions or make personal use of business opportunities intended for the Enterprise.

(2)	Jedes Aufsichtsratsmitglied hat Interessenkonflikte, insbesondere solche, die aufgrund einer Beratung oder Organfunktion bei Kunden, Lieferanten, Kreditgebern, Kreditnehmern oder sonstigen Dritten entstehen können, dem Aufsichtsrat offen zu legen. Bei wesentlichen und nicht nur vorübergehenden Interessenskonflikten in der Person eines Aufsichtsratsmitglieds soll das betreffende Aufsichtsratsmitglied sein Amt niederlegen. Der Aufsichtsrat informiert in seinem Bericht an die Hauptversammlung über aufgetretene Interessenkonflikte und deren Behandlung.	(2)

Each member of the Supervisory Board shall inform the Supervisory Board of any conflicts of interest, especially those which may arise from a consultant or directorship function with customers, suppliers, lenders, borrowers or other third parties. In case of material conflicts of interests, which are not merely temporary, the respective member of the Supervisory Board should resign from office. The Supervisory Board shall relate any conflicts of interest occurred and the handling thereof in its report to the General Meeting.

(3)	Berater- und sonstige Dienstleistungs- und Werkverträge eines Aufsichtsratsmitglieds mit der Gesellschaft bedürfen in Übereinstimmung mit geltendem Recht der Zustimmung des Aufsichtsrats.	(3)	Advisory and other service agreements and contracts for work between a member of the Supervisory Board and the Company require the Supervisory Board’s approval in accordance with applicable law.

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§ 5 VORSITZENDER UND STELLVERTRETER		SECTION 5 CHAIRPERSON AND DEPUTY CHAIRPERSON

(1)	Der Aufsichtsrat wählt aus seiner Mitte einen Vorsitzenden und einen Stellvertreter. Die Amtszeit des Vorsitzenden und des Stellvertreters entspricht, soweit nicht bei ihrer jeweiligen Wahl eine kürzere Amtszeit bestimmt wird, ihrer jeweiligen Amtszeit als Mitglied des Aufsichtsrats. Die Wahl soll unter der Leitung des an Lebensjahren ältesten anwesenden Aufsichtsratsmitglieds im Anschluss an die Hauptversammlung, in der die Aufsichtsratsmitglieder neu gewählt worden sind, erfolgen; zu dieser Sitzung bedarf es keiner besonderen Einladung (konstituierende Sitzung).	(1)

The Supervisory Board shall elect from among its members a Chairperson and a Deputy Chairperson. The term of office of the Chairperson and his/her deputy corresponds to their respective terms of office as members of the Supervisory Board unless a shorter term is determined at the time of their election. The election shall take place under the direction of the most senior member of the Supervisory Board present, and following the General Meeting wherein the members of the Supervisory Board were recently elected; no special invitation is necessary for this meeting (constitutive meeting).

(2)	Scheidet der Vorsitzende oder sein Stellvertreter vorzeitig aus diesem Amt aus, so hat der Aufsichtsrat jeweils unverzüglich eine Neuwahl vorzunehmen.	(2) If the Chairperson or his/her deputy leaves such office before the end of his/her term, the Supervisory Board shall conduct a new election without undue delay.

(3)	Der Vorsitzende koordiniert die Arbeit des Aufsichtsrats und die Zusammenarbeit des Aufsichtsrats mit dem Vorstand. Der Vorsitzende hält mit dem Vorstand regelmäßig Kontakt und berät mit ihm Strategie, Planung, Geschäftsentwicklung, Risikolage, Risikomanagement und Compliance des Unternehmens sowie wichtige Ereignisse, die für die Beurteilung der Lage und Entwicklung sowie für die Leitung des Unternehmens von wesentlicher Bedeutung sind. Der Vorsitzende unterrichtet sodann den Aufsichtsrat und beruft erforderlichenfalls eine außerordentliche Sitzung des Aufsichtsrats ein.	(3)

The Chairperson coordinates the activities of the Supervisory Board and its cooperation with the Management Board. The Chairperson shall regularly maintain contact with the Management Board and consult with the Management Board on strategy, planning, business development, risk position, risk management and compliance of the Enterprise, as well as on key events which are material to the assessment of the Enteprise’s performance, development and management. The Chairperson shall inform the Supervisory Board of such consultations and, if necessary, shall convene an extraordinary meeting of the Supervisory Board.

(4)	Dem Vorsitzenden obliegt der Vollzug der Beschlüsse des Aufsichtsrats und seiner Ausschüsse. Der Vorsitzende, im Falle seiner Verhinderung sein Stellvertreter, ist ermächtigt, im Namen des Aufsichtsrats die zur Durchführung der Beschlüsse des Aufsichtsrats und seiner Ausschüsse erforderlichen Willenserklärungen abzugeben. Der Vorsitzende ist ermächtigt, Erklärungen für den Aufsichtsrat entgegen zu nehmen. Sonstige Urkunden und Bekanntmachungen des Aufsichtsrats sind vom Aufsichtsratsvorsitzenden zu unterzeichnen.	(4)

The Chairperson of the Supervisory Board is responsible for implementing the resolutions of the Supervisory Board and its committees. For this purpose the Chairperson, and where he is unable to do so, the Deputy Chairperson, is authorized on behalf of the Supervisory Board to issue declarations required for implementing resolutions of the Supervisory Board and its committees. The Chairperson is authorized to accept declarations on behalf of the Supervisory Board. Other documents and publications of the Supervisory Board shall be signed by the Chairperson.

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(5)	Der Stellvertreter hat, soweit in dieser Geschäftsordnung oder der Satzung nicht ausdrücklich anders geregelt, die gleichen Rechte und Pflichten des Vorsitzenden des Aufsichtsrats, wenn dieser verhindert ist.	(5)

Unless these Rules of Procedure or the Articles of Association expressly provide otherwise, the Deputy Chairperson has, in the absence of the Chairperson, the same rights and obligations as the Chairperson.

§ 6 EINBERUFUNG VON SITZUNGEN		SECTION 6 CONVENING OF MEETINGS

(1)	Der Aufsichtsrat muss mindestens zwei Sitzungen im Kalenderhalbjahr abhalten. Weitere Sitzungen sind einzuberufen, wenn dies erforderlich ist.	(1) The Supervisory Board shall hold at least two meetings per calendar half-year. Additional meetings shall be convened if necessary.

(2)	Jedes Aufsichtsratsmitglied und der Vorstand können unter Angabe des Zwecks und der Gründe verlangen, dass der Vorsitzende des Aufsichtsrats unverzüglich den Aufsichtsrat einberuft. Wird dem Verlangen nicht entsprochen, so kann das Aufsichtsratsmitglied oder der Vorstand unter Mitteilung des Sachverhalts und der Angabe einer Tagesordnung selbst den Aufsichtsrat einberufen.	(2)

Each member of the Supervisory Board or the Management Board, indicating the purpose and the reasons for the request, is entitled to ask the Chairperson to convene a meeting of the Supervisory Board without undue delay. Should this request be denied, the member of the Supervisory Board or the Management Board may convene the Supervisory Board himself/herself, stating the facts and an agenda.

(3)	Die Sitzungen des Aufsichtsrats werden vom Vorsitzenden unter Einhaltung einer Frist von mindestens sieben Tagen einberufen, wobei der Tag der Absendung der Einladung und der Tag der Sitzung nicht mitgerechnet werden. Die Einberufung kann schriftlich, per Telefax, per E-Mail oder mittels sonstiger gebräuchlicher (einschließlich elektronischer) Kommunikationsmittel erfolgen. Der Vorsitzende kann diese Frist in dringenden Fällen abkürzen und die Sitzung mündlich oder fernmündlich einberufen.	(3)

The Chairperson of the Supervisory Board shall convene the meetings of the Supervisory Board by providing at least seven days’ notice, not including the day on which the invitation is sent and the day of the meeting itself. Notice of meetings may be given in writing, by telefax, by email or any other customary means of communication (including electronic means of communication). In urgent cases the Chairperson may shorten this notice period and may call the meeting orally or by telephone.

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(4)

Mit der Einladung sind die Gegenstände der Tagesordnung mitzuteilen. Beschlussvorschläge zu den einzelnen Punkten der Tagesordnung sollen so rechtzeitig vor der Sitzung und so konkret mitgeteilt werden, dass abwesende bzw. nicht telefonisch oder über sonstige gebräuchliche elektronische Kommunikationsmittel (insbesondere Videokonferenz) teilnehmende oder zugeschaltete Mitglieder ihre Stimme schriftlich oder in einer anderen, § 8 Abs. 1 entsprechenden Form abgeben können. Insbesondere bei zustimmungspflichtigen Geschäften sollen die erforderlichen Unterlagen rechtzeitig vor der Sitzung zur Verfügung gestellt werden. Sämtliche Anträge einzelner Mitglieder des Aufsichtsrats oder des Vorstands, die vor Absendung der Tagesordnung eingehen, sind auf die Tagesordnung zu setzen. Ergänzungen der Tagesordnung müssen, falls nicht ein dringender Fall eine spätere Mitteilung rechtfertigt, bis zum dritten Tag vor der Sitzung mitgeteilt werden.

		(4)

The invitation shall specify the items on the agenda. Proposals for resolutions on items on the agenda shall be announced with sufficient time and in sufficient specification prior to the meeting in order to enable absent members or members who neither participate nor are connected via telephone or via other customary electronic means of communication (especially via video conference) to cast their votes in writing or in another form which adheres to Section 8 para. 1. Especially with respect to transactions requiring the approval of the Supervisory Board, the relevant documents must be provided in due time prior to the meeting. All proposals for resolutions by individual members of the Supervisory Board or the Management Board which are received before the agenda is distributed shall be placed on the agenda. Notice of any additions to the agenda must be provided no later than three days prior to the meeting, unless later notification is justified by urgent circumstances.

(5)	Der Vorsitzende des Aufsichtsrats bestimmt den Ort der Sitzungen des Aufsichtsrats.	(5)	The Chairperson of the Supervisory Board determines the place at which meetings of the Supervisory Board shall take place.

(6)	Der Vorsitzende kann eine einberufene Sitzung nach pflichtgemäßem Ermessen aufheben oder verlegen.	(6)	The Chairperson can cancel or postpone a called meeting in his/her best judgement.

§ 7 SITZUNGEN DES AUFSICHTSRATS		SECTION 7 MEETINGS OF THE SUPERVISORY BOARD

(1)	Die Sitzungen des Aufsichtsrats werden vom Vorsitzenden geleitet. Er bestimmt die Reihenfolge, in der die Gegenstände der Tagesordnung verhandelt werden, sowie die Art, Reihenfolge und Form der Abstimmungen. Er kann nach pflichtgemäßem Ermessen die Behandlung einzelner Gegenstände der Tagesordnung vertagen.	(1)

Meetings of the Supervisory Board are chaired by the Chairperson of the Supervisory Board. He/she determines the order in which the items on the agenda are dealt with as well as the manner, order and form of the voting procedure. He/she may postpone consideration of any items on the agenda in his/her best judgement.

(2)	Der Vorsitzende bestellt den Protokollführer, der nicht Mitglied des Aufsichtsrats sein muss und entscheidet über die Hinzuziehung von Sachverständigen und anderen Auskunftspersonen zur Beratung über einzelne Gegenstände der Tagesordnung.	(2)

The Chairperson of the Supervisory Board appoints a person, who does not need to be a member of the Supervisory Board, to take meeting minutes, and decides whether to call upon experts and other persons able to provide information or advice regarding individual items on the agenda.

VERBINDLICHE DEUTSCHE FASSUNG		CONVENIENCE TRANSLATION

(3)	Die Sitzungssprache ist Englisch und die Einberufung und Niederschriften der Sitzungen werden auf Englisch (und sofern gesetzlich eine Niederschrift in deutscher Sprache erforderlich ist, zweisprachig auf Englisch und Deutsch) verfasst, soweit der Vorsitzende nichts anderes bestimmt. Ist ein Mitglied des Aufsichtsrats der Verhandlungssprache nicht mächtig, hat der Vorsitzende auf Verlangen dieses Aufsichtsratsmitglieds für eine geeignete Form der Übersetzung Sorge zu tragen.	(3)

Meetings shall be conducted in English and the notices and minutes of meetings shall be recorded in English (and if minutes in German are required under statutory provisions, minutes shall be recorded both in English and in German), unless the Chairperson of the Supervisory Board decides otherwise. If a member of the Supervisory Board is not in command of the relevant language, the Chairperson shall procure a suitable form of translation upon request of such member of the Supervisory Board.

(4)	Der Vorstand nimmt an den Sitzungen des Aufsichtsrats teil, soweit der Aufsichtsratsvorsitzende nichts anderes bestimmt.	(4) The Management Board shall attend the meetings of the Supervisory Board unless the Chairperson of the Supervisory Board decides otherwise.

§ 8 BESCHLUSSFASSUNG		SECTION 8 RESOLUTIONS

(1)

Beschlüsse des Aufsichtsrats werden in der Regel in Sitzungen gefasst. Auf Anordnung des Vorsitzenden oder mit Zustimmung aller Mitglieder des Aufsichtsrats können Sitzungen in Form einer Telefonkonferenz oder mittels sonstiger elektronischer Kommunikationsmittel (insbesondere Videokonferenz) abgehalten und einzelne Aufsichtsratsmitglieder telefonisch oder mittels sonstiger elektronischer Kommunikationsmittel (insbesondere Videokonferenz) zugeschaltet werden; in diesen Fällen kann die Beschlussfassung im Wege der Telefonkonferenz oder mittels sonstiger elektronischer Kommunikationsmittel (insbesondere Videokonferenz) erfolgen. Abwesende bzw. nicht an der Konferenzschaltung mittels Telefon oder Videokonferenz teilnehmende Aufsichtsratsmitglieder können auch dadurch an der Beschlussfassung des Aufsichtsrats teilnehmen, dass sie schriftliche Stimmabgaben durch ein anderes Aufsichtsratsmitglied überreichen lassen. Darüber hinaus können abwesende Mitglieder ihre Stimme auch im Vorfeld der Sitzung, während der Sitzung oder nachträglich innerhalb einer vom Vorsitzenden des Aufsichtsrats zu bestimmenden angemessenen Frist auch mündlich, fernmündlich, per Telefax, per E-Mail oder mittels sonstiger gebräuchlicher (einschließlich elektronischer) Kommunikationsmittel abgeben. Ein Recht zum Widerspruch gegen die vom Vorsitzenden angeordnete Form der Beschlussfassung besteht nicht.

		(1)

Resolutions of the Supervisory Board shall generally be passed in meetings. At the order of the Chairperson or with the consent of all Supervisory Board members, the meetings of the Supervisory Board may be held in the form of a telephone conference or by other electronic means of communication (especially by video conference); individual members of the Supervisory Board may connect to the meetings via telephone or by other electronic means of communication (especially by video conference); in such cases resolutions may be passed by way of the telephone conference or by other electronic means of communication (especially by video conference). Members of the Supervisory Board who are absent from a meeting or who do not participate in a meeting via telephone or video conference can also participate in the passing of resolutions by submitting their votes in writing by way of another Supervisory Board member. In addition, absent members are permitted to cast their vote prior to or during the meeting or following the meeting within a reasonable period as determined by the Chairperson of the Supervisory Board. Such votes may be cast in oral form, by telephone, by telefax, by email or any other customary means of communication (including electronic means of communication). Objections to the form of voting determined by the Chairperson are not permitted.

VERBINDLICHE DEUTSCHE FASSUNG		CONVENIENCE TRANSLATION

(2)

Eine Beschlussfassung über Gegenstände der Tagesordnung, die nicht in der Einladung enthalten waren und auch nicht bis zum dritten Tag vor der Sitzung mitgeteilt worden sind, falls nicht ein dringender Fall eine spätere Mitteilung rechtfertigt, ist nur zulässig, wenn kein Aufsichtsratsmitglied widerspricht. Abwesenden Mitgliedern ist in einem solchen Fall Gelegenheit zu geben, binnen einer vom Vorsitzenden des Aufsichtsrats zu bestimmenden angemessenen Frist schriftlich, mündlich, fernmündlich, per Telefax, per E-Mail oder mittels sonstiger gebräuchlicher (einschließlich elektronischer) Kommunikationsmittel der Beschlussfassung zu widersprechen oder ihre Stimme abzugeben. Der Beschluss wird erst wirksam, wenn kein abwesendes Aufsichtsratsmitglied innerhalb der Frist widersprochen hat. Telefonisch oder mittels sonstiger elektronischer Kommunikationsmittel zugeschaltete Mitglieder des Aufsichtsrats gelten als anwesend.

		(2)

Resolutions on matters not included in the agenda enclosed with the meeting invitation and for which notice has not been provided at least three days prior to the meeting, except in situations where later notification is justified by urgent circumstances, shall only be permitted for consideration if no member of the Supervisory Board objects thereto. In such a case, absent members must be given the opportunity to object to the adoption of such resolutions or to cast their vote in writing, orally, by telephone, telefax, email or any other customary means of communication (including electronic means of communication) within an adequate period of time to be determined by the Chairperson. Such resolutions become effective only after no absent Supervisory Board member has objected within such a period. Members of the Supervisory Board taking part via telephone or other electronic means of communication are considered to be present.

(3)

Beschlüsse können auch außerhalb von Sitzungen (im Sinne von Abs. 1) schriftlich, mündlich, fernmündlich, per Telefax, per E-Mail oder mittels sonstiger vergleichbarer Kommunikationsmittel sowie in Kombination der vorgenannten Formen, einschließlich im Umlaufverfahren, und in Kombination mit einer Beschlussfassung in einer Sitzung gefasst werden, wenn der Vorsitzende des Aufsichtsrats dies unter Beachtung einer angemessenen Frist anordnet oder sich alle Aufsichtsratsmitglieder an der Beschlussfassung beteiligen. Mitglieder, die sich bei der Beschlussfassung der Stimme enthalten, nehmen in diesem Sinne an der Beschlussfassung teil. Ein Recht zum Widerspruch gegen die vom Vorsitzenden angeordnete Form der Beschlussfassung besteht nicht.

		(3)

Resolutions may also be adopted outside of meetings (in the meaning of para. 1) in writing, orally, by telephone, by telefax or by email or any other comparable means of communication, whereas the aforementioned forms may also be combined, including by way of circular resolution, or in combination with adopting the resolution in a meeting at the order of the Chairperson of the Supervisory Board if preceded by reasonable notice or if all members of the Supervisory Board participate in the adoption of the resolution. Members who abstain from voting are considered to take part in the resolution. Objections to the form of voting determined by the Chairperson are not permitted.

(4)	Der Aufsichtsrat ist beschlussfähig, wenn mindestens die Hälfte seiner Mitglieder an der Beschlussfassung teilnimmt. Abwesende bzw. nicht telefonisch oder über sonstige elektronische Kommunikationsmittel (insbesondere Videokonferenz) teilnehmende oder zugeschaltete Aufsichtsratsmitglieder, die nach Maßgabe der vorstehenden Abs. 1 oder 3 ihre Stimme abgeben, sowie Mitglieder, die sich bei der Beschlussfassung der Stimme enthalten, nehmen in diesem Sinne an der Beschlussfassung teil.	(4)

The Supervisory Board has a quorum if at least half of its members take part in the voting. Absent members of the Supervisory Board or members who do not participate or are connected via telephone or via other electronic means of communication (especially via video conference) and who cast their vote in accordance with para. 1 or 3 above, as well as members who abstain from voting, are considered to take part in the voting for this purpose.

VERBINDLICHE DEUTSCHE FASSUNG		CONVENIENCE TRANSLATION

(5)	Beschlüsse des Aufsichtsrats werden, soweit das Gesetz nicht zwingend etwas anderes bestimmt, mit einfacher Mehrheit der abgegebenen Stimmen gefasst. Stimmenthaltungen gelten in diesem Sinne nicht als abgegebene Stimmen. Ergibt eine Abstimmung im Aufsichtsrat Stimmengleichheit, gibt die Stimme des Vorsitzenden des Aufsichtsrats den Ausschlag. Im Falle der Verhinderung des Vorsitzenden des Aufsichtsrats steht dieses Recht seinem Stellvertreter zu.	(5)

Unless otherwise provided by mandatory law, resolutions of the Supervisory Board are passed with a simple majority of the votes cast. Abstentions shall not count as a vote cast in this case. If any vote of the Supervisory Board results in a tie, the vote of the Chairperson of the Supervisory Board shall be decisive. In the absence of the Chairperson of the Supervisory Board, the Deputy Chairperson’s vote shall be decisive.

§ 9 NIEDERSCHRIFTEN		SECTION 9 MINUTES

(1)	Über die Beschlüsse und Sitzungen des Aufsichtsrats (im Sinne von § 8 Abs. 1) sowie über in diesen Sitzungen verabschiedete Beschlüsse sind Niederschriften zu fertigen, die vom Vorsitzenden zu unterzeichnen sind. Beschlüsse außerhalb von Sitzungen (im Sinne von § 8 Abs. 1) werden vom Vorsitzenden schriftlich festgehalten und allen Aufsichtsratsmitgliedern zugeleitet. In der Niederschrift sind Ort und Tag der Sitzung, die Teilnehmer und die Art und Weise ihrer Teilnahme, die Gegenstände der Tagesordnung, der wesentliche Inhalt der Verhandlung und die Beschlüsse des Aufsichtsrats wiederzugeben.	(1)

Minutes shall be taken of the resolutions and meetings of the Supervisory Board (in the meaning of Section 8 para. 1) and of the resolutions adopted in such meetings. Such minutes shall be signed by the Chairperson. Resolutions which were adopted outside of meetings (in the meaning of Section 8 para. 1) must be recorded by the Chairperson in writing and shall be made available to all members. The minutes of meetings shall state the place and date of the meeting, the participants and the manner of their participation, the items on the agenda, the principal contents of the proceedings and the resolutions of the Supervisory Board.

(2)	Nach Erstellung der Niederschrift ist eine Kopie der Niederschrift jedem Aufsichtsratsmitglied und jedem Vorstandsmitglied unverzüglich zuzuleiten (soweit Vorstandsangelegenheiten in der Niederschrift enthalten sind und vom Vorsitzenden als sensibel eingestuft werden, können solche Angelegenheiten aus der Niederschrift, die den Mitgliedern des Vorstands zugeleitet wird, entfernt werden). Das Original der Niederschrift ist zu den Akten der Gesellschaft zu nehmen.	(2)

Following their preparation, a copy of the minutes shall be sent without undue delay to each member of the Supervisory Board and to each member of the Management Board (if Management Board matters are included in these minutes and considered sensitive by the Chairperson, such matters can be removed from the minutes sent to the members of the Management Board). The original copy of the minutes shall be kept with the Company’s records.

VERBINDLICHE DEUTSCHE FASSUNG		CONVENIENCE TRANSLATION

(3)	Niederschriften nach § 9 Abs. 1 gelten als genehmigt, wenn kein Mitglied des Aufsichtsrats, das an der Beschlussfassung teilgenommen hat, innerhalb eines Monats seit Absendung der Niederschrift an die Aufsichtsratsmitglieder schriftlich beim Vorsitzenden des Aufsichtsrats unter Angabe von Gründen sowie eines alternativen Textvorschlags widerspricht. Soweit Beschlüsse in der Sitzung im Wortlaut protokolliert und sogleich vom Vorsitzenden als Teil der Niederschrift unterzeichnet wurden, ist ein Widerspruch gegen den Wortlaut des Beschlusses nur in der Sitzung möglich.	(3)

Minutes in accordance with Section 9 para. 1 are deemed to be approved if no member of the Supervisory Board who took part in the passing of the resolutions objects in writing to the Chairperson of the Supervisory Board, stating the reasons for his/her objection and proposing an alternative wording, within one month of the minutes being sent. To the extent that minutes of resolutions are recorded verbatim during the meeting and immediately signed by the Chairperson as part of the minutes, an objection against the wording of the resolution is only permitted during the meeting.

§ 10 ALLGEMEINE REGELN FÜR DIE AUSSCHÜSSE		SECTION 10 GENERAL PROVISIONS FOR THE COMMITTEES

(1)	Der Aufsichtsrat bildet und besetzt aus seiner Mitte	(1)	The Supervisory Board shall establish from amongst its members

	(a) einen Prüfungsausschuss, (b) einen Vergütungsausschuss, (c) einen Corporate Governance- und Nominierungsausschuss, und (d) einen IPO-Ausschuss.		(a) an Audit Committee, (b) a Compensation Committee, (c) a Corporate Governance and Nomination Committee, and (d) an IPO Committee.

(2)	Der Aufsichtsrat kann aus seiner Mitte weitere Ausschüsse mit mindestens drei Mitgliedern bilden und besetzen und ihnen, soweit gesetzlich zulässig, Entscheidungsbefugnisse übertragen. Der Aufsichtsrat achtet darauf, dass abhängig von den spezifischen Gegebenheiten des Unternehmens und der Anzahl seiner Mitglieder Ausschüsse mit fachlich qualifizierten Mitgliedern gebildet werden.	(2)

From among its members, the Supervisory Board may establish additional committees to which at least three members must be appointed, and, to the extent legally permitted, delegate decision-making powers to such committees. The Supervisory Board seeks to ensure that, depending on the specific circumstances of the Enterprise and the number of members, committees having appropriately qualified members will be formed.

(3)	Der Aufsichtsrat bestimmt ein Mitglied eines jeden Ausschusses zum Ausschussvorsitzenden, soweit nicht zwingende gesetzliche Bestimmungen oder diese Geschäftsordnung etwas anderes bestimmt.	(3)	The Supervisory Board shall appoint one of the members of each committee as the Chairperson of such committee, unless provided otherwise by mandatory law or these Rules of Procedure.

VERBINDLICHE DEUTSCHE FASSUNG		CONVENIENCE TRANSLATION

(4)

Scheidet ein vom Aufsichtsrat gewähltes Mitglied eines Ausschusses aus dem Ausschuss aus bzw. ist es an der Ausübung seines Amtes nicht nur vorübergehend verhindert, so hat der Aufsichtsrat unverzüglich – spätestens in seiner nächsten Sitzung – einen Nachfolger für die restliche Amtszeit des Ausgeschiedenen bzw. Verhinderten zu wählen. Ist ein Aufsichtsratsmitglied abwesend oder verhindert, an einer Ausschusssitzung teilzunehmen und wird der Ausschuss dadurch beschlussunfähig, so können die übrigen Mitglieder des Ausschusses sich mit einem anderen Aufsichtsratsmitglied darüber verständigen, dass dieses während der Abwesenheit oder Verhinderung des Ausschussmitglieds als Ersatzmitglied dem Ausschuss angehört.

		(4)

If any member of a committee who was appointed by the Supervisory Board leaves the committee or suffers from more than a temporary inability to perform his/her mandate, the Supervisory Board shall elect a replacement member without undue delay – at the latest in its next meeting – to serve for the remaining term of the leaving or prevented member, respectively. If any member of the Supervisory Board is absent or unable to attend a meeting of a committee, and if such absence prevents the formation of a quorum, the other members of the committee may agree with another member of the Supervisory Board that he/she temporarily acts as substitute member in the committee during the absence or unavailability of the committee member.

(5)	Die Ausschussvorsitzenden berufen die Ausschüsse bei Bedarf ein.	(5)	The chairmen of the committees shall convene the committees, if necessary.

(6)	Ein Ausschuss ist beschlussfähig (d.h. kann wirksame Beschlüsse fassen), wenn mindestens drei Mitglieder an der Beschlussfassung teilnehmen.	(6)	The Supervisory Board Committee has a quorum (i.e. may adopt resolutions) if at least three committee members take part in the adoption of a resolution.

(7)	Ergibt eine Abstimmung im Ausschuss Stimmengleichheit, so gibt bei erneuter Abstimmung über denselben Beschlussgegenstand bei nochmaliger Stimmengleichheit die Stimme des Ausschussvorsitzenden den Ausschlag.	(7)	If a committee vote results in a tie and a second vote on the same agenda item again results in a tie, the Chairperson of such committee shall cast the deciding vote.

(8)	Ist der Ausschussvorsitzende verhindert, leitet ein von ihm bestimmtes Ausschussmitglied die Sitzung. Das Recht zum Stichentscheid des Ausschussvorsitzenden steht dem von ihm bestimmten Vertreter nach § 10 Abs. 7 zu.	(8)

In the event that the Chairperson of a committee is prevented from attending a meeting, a member of the committee appointed by the Chairperson of the committee will chair the meeting as deputy Chairperson. The Deputy Chairperson shall be entitled to cast the deciding vote in accordance with Section 10 para. 7.

(9)	Der Vorsitzende eines jeden Ausschusses berichtet regelmäßig an den Aufsichtsrat über die Tätigkeit seines Ausschusses.	(9)	The Chairperson of each committee shall regularly report to the Supervisory Board on the activities of their respective committee.

(10)	Mitglieder des Vorstands nehmen an den Sitzungen der Ausschüsse teil, soweit der Vorsitzende des Ausschusses dies wünscht.	(10)	Management Board members shall participate in meetings of committees if so requested by the Chairperson of the committee.

VERBINDLICHE DEUTSCHE FASSUNG		CONVENIENCE TRANSLATION

(11)	Der Prüfungsausschuss, der Vergütungsausschuss sowie der Corporate Governance- und Nominierungsausschuss und der IPO-Ausschuss sind für die Erfüllung der ihnen übertragenen und in der vom Aufsichtsrat beschlossenen Geschäftsordnung für den jeweiligen Ausschuss bzw. durch besondere Beschlüsse des Aufsichtsrats näher definierten Aufgaben zuständig. Der IPO-Ausschuss wird 60 Tage nach dem ersten Handelstag der Aktien/ADS der Gesellschaft an einer Wertpapierbörse aufgelöst.	(11)

The Audit Committee, Compensation Committee and Corporate Governance and Nominations Committee and the IPO Committee shall be responsible for performing the duties assigned to them and defined in greater detail by the Rules of Procedure for the relevant Committee adopted by the Supervisory Board or through special resolutions of the Supervisory Board. The IPO Committee shall be dissolved on the 60th day following the first day of trading of the Company’s shares/ADS on a stock exchange.

§ 11 EFFIZIENZKONTROLLE		SECTION 11 REVIEW OF EFFICIENCY

Der Aufsichtsrat überprüft regelmäßig die Effizienz seiner Tätigkeit. Gegenstand der Effizienzprüfung sind neben vom Aufsichtsrat festzulegenden qualitativen Kriterien insbesondere die Verfahrensabläufe im Aufsichtsrat sowie die rechtzeitige und inhaltlich ausreichende Informationsversorgung des Aufsichtsrats.

The Supervisory Board shall regularly review the efficiency of its activities. Subjects of the review are – in addition to the qualitative criteria to be determined by the Supervisory Board – in particular its proceedings as well as the timely supply of information that is sufficient in terms of content to the Supervisory Board.

§ 12 INKRAFTTRETEN		SECTION 12 EFFECTIVE DATE

Diese Geschäftsordnung tritt am 8. Februar 2019 in Kraft und bleibt in dieser Form wirksam, bis sie durch den Aufsichtsrat geändert oder aufgehoben wird. Die Regelungen dieser Geschäftsordnung finden nur insoweit Anwendung, als sie der jeweils geltenden Fassung der Satzung nicht widersprechen.

These Rules of Procedure shall become effective on 8 February 2019, and shall remain in force in this form until amended or abolished by the Supervisory Board. The provisions of these rules of Procedure only apply to the extent that there are no inconsistencies with the respective up-to-date version of the Articles of Association.